Exhibit 11(a)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Fidelity Hereford Street Trust: Spartan U.S. Government Money Market Fund and Spartan Money Market Fund, of our reports dated June 4, 1998 on the financial statements and financial highlights included in the April 30, 1998 Annual Reports to Shareholders of Spartan U.S. Government Money Market Fund and Spartan Money Market Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.


/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
June 12, 1998